October 22, 2001

Valley Community Bancshares, Inc. Reports Third Quarter End September 30, 2001 Results

PUYALLUP, Washington — October 22, 2001 — Valley Community Bancshares, Inc., the holding company for Puyallup Valley Bank (Puyallup WA) and Valley Bank (Auburn, WA), today reported total consolidated assets of $162.5 million at September 30, 2001 compared to $146.8 million at December 31, 2000 an increase of approximately 11 percent.

The Company also reported improved earnings during the third quarter ended September 30, 2001 when compared to the second quarter ended June 30, 2001 and the third quarter a year ago. Earnings for the third quarter of 2001 totaled $526,000, or $0.46 per diluted share compared to $374,000, or $0.32 per diluted share for the second quarter of 2001. Earnings for the third quarter ended September 30, 2000 totaled $434,000, or $0.38 per diluted share. Earnings for the first nine months ended September 30, 2001 totaled $1,269,000, or $1.10 per diluted share compared to $1,216,000, or $1.05 per diluted share during the first nine months ended September 30, 2000.

Valley Bank and Puyallup Valley Bank serve the South King and Eastern Pierce County region of Washington State with seven full-service banking facilities and one drive-up facility.

3